January 22, 2013

Janet S. Thomas is lending Innovative Designs, Inc the amount of $23,000 Dollars, for a period of 90 days, at an interest rate of 10%. Repayment of $25,300, interest included, will be made by April 22, 2013.

/s/ Janet S. Thomas
Janet S. Thomas

/s/ Joseph Riccelli
Joseph Riccelli, CEO Innovative Designs, Inc.